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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

QSound Labs, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-09228, 333-117165 and 333-82844) on Form S-8 of QSound Labs, Inc. of our report dated February 25, 2005, with respect to the consolidated balance sheets of QSound Labs, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and deficit and cash flows, for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 20-F of QSound Labs, Inc.  Our report refers to a change to the method of accounting for stock-based compensation.

Chartered Accountants

Calgary, Canada

March 21, 2005

KPMG LLP, a Canadian owned limited liability partnership, is the Canadian member firm of KPMG International, a Swiss association